Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON PRICES $1 BILLION OFFERING OF SENIOR NOTES

BOISE, Idaho, April 27, 2015 — Micron Technology, Inc., (NASDAQ: MU) today announced the pricing of an offering of $550 million aggregate principal amount of its 5.250% senior notes due 2024 (the “2024 Notes”) and $450 million aggregate principal amount of its 5.625% senior notes due 2026 (the “2026 Notes,” and together with the 2024 Notes, the “Notes”). The Notes are being offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The sale of the Notes is expected to close on April 30, 2015, subject to the satisfaction of customary closing conditions.  Interest on the 2024 Notes will accrue at a rate of 5.250% per year and interest on the 2026 Notes will accrue at a rate of 5.625% per year.  Interest on the Notes will be payable in cash semi-annually in arrears, beginning on July 15, 2015.

The 2024 Notes will mature on January 15, 2024 and the 2026 Notes will mature on January 15, 2026, unless earlier repurchased or redeemed.  Holders may require Micron to repurchase their Notes upon the occurrence of certain change of control events at a repurchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any.

Prior to May 1, 2018, in the case of the 2024 Notes, and prior to May 1, 2020, in the case of the 2026 Notes, Micron may redeem the Notes, in whole or in part, at a price equal to 100% of the principal amount thereof plus a “make-whole” premium and accrued and unpaid interest, if any.  On or after May 1, 2018, in the case of the 2024 Notes, and on or after May 1, 2020, in the case of the 2026 Notes, Micron may redeem the Notes, in whole or in part, at specified prices that decline over time, plus accrued and unpaid interest, if any.  In addition, Micron may use the net cash proceeds of one or more equity offerings to redeem up to 35% of the aggregate principal amount of each series of Notes prior to May 1, 2018 at a price equal to 105.250% and 105.625%, respectively, of the principal amount thereof plus accrued and unpaid interest, if any.

Micron intends to use the net proceeds to repay, repurchase or make other payments with respect to the extinguishment of its debt, including its convertible notes, and for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation to buy any of the foregoing securities, nor shall there be any sale of the securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The Notes will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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